April 15, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting of Stockholders of New Century Equity Holdings Corp. The Annual Meeting will be held Thursday, June 5, 2003, at 10:00 a.m. at The Dominion Country Club, 1 Dominion Drive, San Antonio, Texas.

This year, you are being asked to act upon the election of two Directors. These matters are discussed in greater detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Regardless of the number of shares you own and whether or not you expect to be present at the meeting, please mark, sign, date and promptly return the enclosed Proxy Card in the envelope provided. Returning the Proxy Card will not deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your Proxy and vote your own shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in our Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ PARRIS H. HOLMES, JR.

Parris H. Holmes, Jr.
Chairman of the Board and
Chief Executive Officer

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you plan to be present, please mark, sign, date and return the enclosed Proxy Card at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote either in person or by your proxy.

ii

10101 Reunion Place, Suite 450 San Antonio, Texas 78216 (210) 302-0444

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of New Century Equity Holdings Corp. will be held on Thursday, June 5, 2003, at 10:00 a.m., Central Time, at The Dominion Country Club, 1 Dominion Drive, San Antonio, Texas, to consider and vote on the following matters described in the accompanied Proxy Statement:

(1)	To elect two (2) Directors to hold office until the 2006 Annual Meeting of Stockholders; and

(2)	To consider and act upon any other matter that may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors of the Company is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        The Board of Directors of the Company has fixed the close of business on April 8, 2003, as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open for the examination of any stockholder for any purpose germane to the Annual Meeting during this time. The list will be produced at the time and place of the Annual Meeting and will be open during the whole time thereof.

By Order of the Board of Directors, /s/ DAVID P. TUSA David P. Tusa Corporate Secretary

April 15, 2003 iii

NEW CENTURY EQUITY HOLDINGS CORP.
10101 Reunion Place, Suite 450
San Antonio, Texas 78216

________________________________

PROXY STATEMENT
________________________________

        This Proxy Statement is being provided to the stockholders of New Century Equity Holdings Corp., a Delaware corporation (the “Company” or “New Century”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 5, 2003 and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Annual Meeting will be voted.

        The securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock, $0.01 par value (the “Common Stock”). At the close of business on April 8, 2003, (the “Record Date”), there were outstanding and entitled to vote 34,217,620 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share.

        The Annual Report to Stockholders for the year ended December 31, 2002 has been or is being furnished with this Proxy Statement, which is being mailed on or about May 1, 2003, to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

Your Vote is Very Important

        Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Your prompt voting may save us the expense of a second mailing.

Revoking Your Proxy

        If the enclosed Proxy is executed and returned, it may nevertheless be revoked by a later-dated Proxy or by written notice filed with the Secretary at the Company’s executive offices at any time before the shares are voted at the Annual Meeting. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company’s executive offices are located at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216.

Abstentions

        Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be counted toward the calculation of a quorum but will have no effect on the voting outcome of a proposal.

Other Business

        Properly executed proxies received in time for the Annual Meeting will be voted. Stockholders are urged to specify their choices on the Proxy, but if no choice is specified, eligible shares will be voted FOR the election of the nominees for the Directors named herein. At the date of this Proxy Statement, management of the Company knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such matters.

        The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, is required for the election of the directors and for any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Attendance at the Annual Meeting

        If you are a stockholder of record who plans to attend the Annual Meeting, please mark the appropriate box on your Proxy Card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to New Century Equity Holdings Corp., Investor Relations, 10101 Reunion Place, Suite 450, San Antonio, Texas 78216 and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

MATTERS TO COME BEFORE THE ANNUAL MEETING

Proposal 1: Election of Two Directors

        The Company’s Certificate of Incorporation and Amended and Restated Bylaws, provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. Directors are divided into three classes. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every annual meeting.

        The Board of Directors has nominated two persons for election as Directors in the class whose term of office will expire at the Company’s 2006 Annual Meeting of Stockholders or until his successor is elected and qualified. The nominees are Gary D. Becker and Stephen M. Wagner.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2006

        Gary D. Becker was appointed as a Director of the Company in May 2001. Mr. Becker has served as the Chairman of the Audit Committee of the Company since December 2002. He was Chairman and CEO of PACE Motor Sports, a subsidiary of PACE Entertainment, which was acquired by SFX Entertainment in 1998 and subsequently acquired by Clear Channel Communications in 2000. Mr. Becker served on the Board of Directors of U.S. Long Distance from September 1986 to August 1996. He is the immediate past President of the Houston Children’s Charity, which supports over 40 children’s agencies in the Houston, Texas area.

        Stephen M. Wagner has served as a Director of New Century since January 2003. Mr. Wagner has been the Executive Vice President of Grande Communications since February 2003. Mr. Wagner also served as Director of ATSI Communications (“ATSI”) from October 2001 until February 2003. From August 2001 through February 2003, Mr. Wagner served as President and Chief Executive Officer of ATSI. Prior to joining ATSI, Mr. Wagner served as President of Qwest Communications International’s Local Broadband, Southern Region from November 1999 to March 2001. From December 1997 until June 1998, Mr. Wagner served as Vice President of Wholesale Markets for LCI International and from June 1998 until November 1999, he served in that same role for Qwest Communications upon their acquisition of LCI International. Prior to December 1997, Mr. Wagner served in various senior management positions with USLD Communications including Vice President of Sales, Marketing and Business Development until their acquisition by LCI International on December 31, 1997.

        It is the intention of the persons named in the enclosed Proxy to vote such Proxy for the election of the nominees. Management of the Company does not contemplate that such nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, Proxies that do not withhold authority to vote for the Director, will be voted for another nominee in accordance with the best judgment of the person or persons appointed to vote the Proxy.

        The enclosed Proxy provides a means for the holders of Common Stock to vote for the nominees listed therein or to withhold authority to vote for such nominees. Each properly executed Proxy received in time for the Annual Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed Proxy how the shares represented by his or her Proxy are to be voted, such shares shall be voted for the nominee listed therein or for another nominee as provided above. If the director nominee receives a plurality of the votes cast at the Annual Meeting, he will be elected as a director. Abstentions and broker non-votes will not be treated as a vote for or against the director nominee and will not affect the outcome of the election.

        The Company’s Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors other than by or at the direction of the Company’s Board of Directors (the “Nomination Procedure”). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Company’s Board of Directors, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting, at which directors are to be elected, will be eligible for election as directors. To be timely, notice must be received by the Company (i) in the case of an Annual Meeting, not less than 90 days prior to the Annual Meeting, or (ii) in the case of a special meeting, not later than the seventh day following the day on which notice of such meeting is first given to stockholders.

        Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including business and residence addresses, a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made, such other information regarding each nominee as would be required pursuant to the Proxy Rules of the Commission had the nominee been nominated by the Company’s Board of Directors, the consent of such nominee to be nominated and such other information as would be required to be included in a Proxy Statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. If the Chairman or other Officer presiding at the meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Nothing in the Nomination Procedure will preclude discussion by any stockholder of any nomination properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        Set forth below is information with respect to the Executive Officers of the Company as of April 8, 2003. The Executive Officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two Directors or Executive Officers.

Name	Age	Position

Parris H. Holmes, Jr.	59	Chairman of the Board and Chief Executive Officer

David P. Tusa	42	Executive Vice President, Chief Financial Officer and Corporate Secretary

Gary D. Becker	43	Director(1)(2)

C. Lee Cooke, Jr.	58	Director(2)

Justin L. Ferrero	29	Director(1)

Stephen M. Wagner	46	Director(1)(2)

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

        Parris H. Holmes, Jr. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. (“USLD”), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. Mr. Holmes has been a member of the Board of Directors of Princeton eCom Corporation (“Princeton”), a leading provider of electronic bill presentment and payment services, since September 1998. In January 2002, Mr. Holmes was appointed as Chairman of the Board of Princeton. In December 2002, Mr. Holmes resigned as Chairman of the Board of Princeton, but remains on Princeton’s Board of Directors. Mr. Holmes also serves as a Director of Sharps Compliance Corp. (“Sharps”), a provider of medical-related sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. Mr. Holmes served on the Board of Tanisys Technology, Inc. (“Tanisys”), but resigned as Chairman of the Board and a Board member in January 2002.

        David P. Tusa, CPA, Executive Vice President, Chief Financial Officer and Corporate Secretary joined the Company in August 1999. Prior to joining the Company, Mr. Tusa was Executive Vice President and Chief Financial Officer of U.S. Legal Support, Inc., a provider of litigation support services with over 36 offices in seven states, from September 1997 to August 1999. Prior to this, Mr. Tusa served as Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a $300 million publicly held provider of specialty services to industrial customers in multiple industries, from April 1994 through August 1997. Additionally, Mr. Tusa was with CRSS, Inc. a $600 million publicly held diversified services company, from May 1990 through April 1994. Mr. Tusa served on the Board of Directors of Tanisys, a developer and marketer of semiconductor testing equipment from August 2001 to March 2003. Mr. Tusa served as a member of the Board of Directors of Princeton, a leading application service provider for electronic and Internet bill presentment and payment solutions from December 2001 to June 2002. Mr. Tusa served as an Advisor to the Board of Directors of Sharps, a provider of medical-related sharps disposal services for certain types of medical sharps (needles, syringes and razors) products from October 2001 to January 2003. Mr. Tusa has served as the Chief Financial Officer of Sharps since February 2003.

        Gary D.Becker was appointed as a Director of the Company in May 2001. Mr. Becker has served as the Chairman of the Audit Committee of the Company since December 2002. He was Chairman and CEO of PACE Motor Sports, a subsidiary of PACE Entertainment, which was acquired by SFX Entertainment in 1998 and subsequently acquired by Clear Channel Communications in 2000. Mr. Becker served on the Board of Directors of U.S. Long Distance from September 1986 to August 1996. He is the immediate past President of the Houston Children’s Charity, which supports over 40 children’s agencies in the Houston, Texas area.

    C. Lee Cooke, Jr. has served as a Director of the Company since May 1996 and was a Director of U.S. Long Distance from February 1991 until July 1996. Since September 1991, he has been President of Habitek International, Inc., d/b/a U.S. Medical Systems, Inc, a biomedical company. Mr. Cooke served as Chairman of the Board for Tanisys, a developer and marketer of semiconductor testing equipment from February 2002 until February 2003 and served as Chief Executive Officer from March 2002 until February 2003. He served as an Advisor to the Board of Tanisys from July 2001 to February 2002. Mr. Cooke resigned as a member of the Board of Directors of Tanisys in March 2003. Since July 1998, Mr. Cooke served as a Director of Sharps, a provider of mail-back sharps disposal services and a Director of the Staubach Group, CTLLC, a real estate representation company, from October 2000. He was President and Chief Executive Officer of CUville, Inc., d/b/a good2CU.com, from 1999 until 2000 and served as Chief Executive Officer of The Greater Austin Chamber of Commerce from 1983 to 1987. From 1972 to 1983, he served in various management roles at Texas Instruments. From 1988 to 1991, he served in the elected position as Mayor of Austin, Texas.

        Justin L. Ferrero has served as a Director of New Century since June 2001. Mr. Ferrero has been a Partner with the Media and Entertainment Holding Company of Convex Group since June 2002. He also served as a Director of Clique Capital, a venture capital fund focused primarily on healthcare and technology, from January 2000 to May 2002. Mr. Ferrero also served on the Board of Directors of Tanisys, a developer and marketer of semiconductor testing equipment from August 2001 to February 2003. Mr. Ferrero served as an Associate for Conseco Private Capital, the Merchant Bank division of Conseco, Inc., from 1997 to 1999. Conseco Private Capital has a generalist focus making growth capital investments in telecommunications, manufacturing, technology and real estate.

        Stephen M. Wagner has served as a Director of New Century since January 2003. Mr. Wagner has been the Executive Vice President of Grande Communications since February 2003. Mr. Wagner also served as Director of ATSI Communications (“ATSI”) from October 2001 until February 2003. From August 2001 through February 2003, Mr. Wagner served as President and Chief Executive Officer of ATSI. Prior to joining ATSI, Mr. Wagner served as President of Qwest Communications International’s Local Broadband, Southern Region from November 1999 to March 2001. From December 1997 until June 1998, Mr. Wagner served as Vice President of Wholesale Markets for LCI International and from June 1998 until November 1999, he served in that same role for Qwest Communications upon their acquisition of LCI International. Prior to December 1997, Mr. Wagner served in various senior management positions with USLD Communications including Vice President of Sales, Marketing and Business Development until their acquisition by LCI International on December 31, 1997.

Meetings and Committees of the Board of Directors

        The Board of Directors held four regular meetings, five special meetings and took action on one occasion by unanimous written consent during the year 2002. The Compensation Committee met one time and the Audit Committee met six times. Each of the Directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

        The business of the Company is managed under the direction of its Board of Directors. The Board of Directors has the following committees: Audit and Compensation. Membership and principal responsibilities of the Board committees are described below.

        The Audit Committee is comprised of certain Directors who are not employees of the Company or any of its subsidiaries. Messrs. Becker (Chairman), Ferrero and Wagner are the current members of the Audit Committee. The Audit Committee meets with the independent auditors and management representatives, recommends to the Board of Directors appointment of independent auditors, approves the scope of audits and other services to be performed by the independent auditors, considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the auditors and reviews the results of audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa.

        The Compensation Committee is comprised of certain Directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke (Chairman), Becker and Wagner are the current members of the Compensation Committee. The Compensation Committee’s functions include recommendations on policies and procedures relating to compensation and various employee stock and other benefit plans and approval of individual salary adjustments and stock awards.

Compensation of Directors

        A total of 1,300,000 shares of Common Stock are subject to the Company’s 1996 Non-Employee Director Plan (the “Director Plan”). In November of 2002, the Board of Directors revised the Director Plan to reflect the following (effective with the Board of Director meetings to be held in 2003): Each non-employee Director of the Company will be entitled to annual compensation consisting of $28,000 or 100,000 Company stock options. As an alternative, each non-employee Director may choose a combination of stock and options. For the year 2003, all non-employee Directors have elected to receive $14,000 in annual cash compensation and 50,000 Company stock options. The cash compensation will be paid on or about the day of each quarterly Board meeting ($3,500 per Board meeting). The 50,000 stock options were issued within 60 days prior to the respective year of service. In addition to the above, the Chairman of the Audit Committee is issued an additional annual stock option grant of 40,000 shares and the Chairman of the Compensation Committee is issued an additional annual stock option grant of 30,000 shares.

        In conjunction with the Director Plan, the following stock options were issued to the Directors as compensation for their service for 2003:

Gary D. Becker	90,000
C. Lee Cooke, Jr.	80,000
Justin L. Ferrero	50,000
Stephen M. Wagner	50,000

        The awards are for services to be performed during the year 2003. For each quarterly Board meeting not attended by a non-employee Director, twenty-five percent (25%) of such annual compensation (both cash and stock options) will be forfeited.

Compensation Committee Interlocks and Insider Participation

        Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer, also served as Chairman of the Board of Tanisys. In August 2002, the Company appointed David P. Tusa and Justin L. Ferrero to the Board of Tanisys. In February 2002, upon the resignation of Mr. Holmes as Chairman of the Board of Tanisys, C. Lee Cooke, Jr. became Chairman of the Board. Mr. Cooke was then appointed at Chief Executive Officer in March 2002 until his resignation in February 2003. Mr. Cooke and Mr. Tusa resigned as members of the Board of Directors of Tanisys in March 2003. Justin Ferrero resigned as a Tanisys Board member in February 2003.

        Mr. Holmes also serves as a Director of the Board of Princeton. In December 2002, Mr. Holmes resigned as Chairman of the Board of Princeton, but remains a member of the Board of Directors. In December 2001, Mr. Tusa was appointed to the Board of Princeton. Mr. Tusa resigned from the Princeton Board in June 2002.

        Mr. Holmes and Mr. Cooke serve on the Board of Sharps and Mr. Tusa served as an Advisor to the Board of Directors of Sharps from October 2001 to January 2003. Mr. Tusa has served as the Chief Financial Officer of Sharps since February 2003.

Related Transactions

        On April 5, 2000, the Board of Directors of the Company approved a restricted stock grant to Mr. Holmes. The restricted stock grant consists of Princeton stock equal to 2% of Princeton’s fully diluted shares. The restricted stock grant vests on April 30, 2003. The Company expenses the fair market value of the restricted stock grant over the three-year period ending April 30, 2003.

        During the year ended September 30, 1999, the Company entered into an agreement to guarantee the terms of Princeton’s lease for office space at 650 College Road, Princeton, New Jersey. This guarantee terminates should Princeton raise $25.0 million of capital through an initial public offering. The landlord of the office space has agreed, subject to lender approval, to replace the Company’s guarantee with an alternative security equal to rent payments for approximately one year. Although no assurances can be made, it is Princeton’s intention to provide sufficient security in order to eliminate the need for the Company’s guarantee. The Company does not believe it is probable that the lease guarantee will be exercised. Through December 2009, the payments remaining under the terms of the lease approximate $8.5 million.

        Mr. Holmes served as Chairman of the Board of Tanisys at the time of the Company’s investment in Tanisys and until his resignation in February 2002. Mr. Cooke served as Tanisys’ Chairman of the Board and CEO from February 2002 until February 2003. Mr. Cooke also served as a member of Tanisys’ Board from February 2002 to March 2003. Mr. Cooke was entitled to receive approximately $15,000 per month from Tanisys as compensation for services as Chairman of the Board and CEO. As of December 31, 2002, Habitek International, Inc. (a company owned by Mr. Cooke) had received payments totaling $42,000 of the total $137,000 of compensation earned. All outstanding payments to Habitek International, Inc. were paid in February 2003. The Company also appointed Mr. Tusa and Mr. Ferrero to the Board of Tanisys. Mr. Ferrero resigned from the Board of Tanisys in February 2003, while Mr. Tusa resigned from the Board of Tanisys in March 2003.

        Mr. Holmes has served on the Board of Princeton since September 1998. Mr. Holmes served as Chairman of the Board of Princeton from January 2002 until December 2002. Mr. Tusa served as a member of the Board of Princeton from August 2001 until June 2002.

        Mr. Holmes and Mr. Cooke serve on the Board of Sharps and did so at the time the Company invested in Sharps. Mr. Tusa was appointed CFO of Sharps in February 2003. Beginning in March 2003, Sharps will reimbursement the Company for certain expenses incurred by Mr. Tusa.

        The Company is entitled to appoint one member of Microbilt’s Board of Directors.

OWNERSHIP OF COMMON STOCK

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and stockholders holding more than 10%, are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations, that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were in compliance.

Security Ownership of Certain Beneficial Owners And Management

        The following table sets forth certain information known to the Company with respect to beneficial ownership as of April 8, 2003, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock, (ii) each Director and nominee, (iii) the named Executive Officers, and (iv) all current Directors and Executive Officers as a group.

        As of April 8, 2003, 34,217,620 shares of the Company’s Common Stock were outstanding. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) to mean generally the power to vote to dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

        Information with respect to beneficial ownership of the Directors and named Executive Officers is based upon information furnished by each Director or Officer of the Company or contained in filings made with the Commission. With the exception of shares that may be acquired by employees pursuant to the 401(k) Retirement Plan, the amount of beneficial ownership includes shares subject to acquisition within 60 days of April 8, 2003 by such person or group.

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
5% Stockholders
Dimensional Fund Advisors Inc.	1,839,700	(2)	5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1038
Michael R. Smith	2,308,841	(3)	6.7%
5302 Avenue Q
Lubbock, TX 79412

Named Executive Officers and Directors
Parris H. Holmes, Jr.	2,763,009	(4)	8.1%
C. Lee Cooke, Jr.	425,866	(5)	1.2%
David P. Tusa	538,285	(6)	1.6%
Gary D. Becker	163,400	(7)	*
Justin L. Ferrero	40,000	(8)	*
Stephen M. Wagner	0		*
All executive officers and directors as a group	3,930,560	(9)	11.5%

*	Represents less than 1% of the issued and outstanding shares of Common Stock.

(1)	Based on a total of 34,217,620 shares of Common Stock issued and outstanding on April 8, 2003.

(2)	Based on information provided by The Nasdaq Stock Market, Inc. for record ownership as of December 31, 2002, the most recent date for which information is available to the Company.

(3)	Based on record ownership as of April 8, 2003 plus a 60 day vesting period.

(4)	Includes 1,741,667 shares that Mr. Holmes has the right to acquire upon the exercise of stock options, 331,458 shares that his spouse has the right to acquire upon the exercise of stock options, 3,500 shares held in an individual retirement account and 63,319 shares held by his spouse in an individual retirement account.

(5)	Represents 419,906 shares that Mr. Cooke has the right to acquire upon the exercise of stock options and 5,960 shares that Mr. Cooke held in an individual retirement account.

(6)	Includes 519,585 shares that Mr. Tusa has the right to acquire upon the exercise of stock options.

(7)	Includes 30,000 shares that Mr. Becker has the right to acquire the upon exercise of stock options.

(8)	Represents 40,000 shares that Mr. Ferrero has the right to acquire upon the exercise of stock options.

(9)	Includes 3,082,616 shares that the 6 Directors and Executive Officers have the right to acquire upon exercise of stock options and 72,779 shares held in individual retirement accounts at April 8, 2003.

9

AUDIT COMMITTEE REPORT

        General

        The Audit Committee consists of three Directors, each of whom is independent as defined in the listing standards of Nasdaq. A brief description of the responsibilities of the Committee is set forth above, under the heading “Committees of the Board of Directors”.

        The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2002 with management of the Company. The Audit Committee has discussed with Burton McCumber & Cortez, L.L.P., the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee has also received the written disclosures and the letter from Burton McCumber & Cortez, L.L.P. required by Independence Standards Board Standard No. 1, and has discussed with Burton McCumber & Cortez, L.L.P. its independence.

        Based on the review and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

        Audit Fees

        The aggregate fees billed by Burton McCumber & Cortez, L.L.P. for professional services required for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Form 10-Qs were approximately $63,000 for the fiscal year 2002.

        All Other Fees

        The aggregate fees billed for additional services rendered by Burton McCumber & Cortez, L.L.P. in fiscal 2002, other than the services described above, were approximately $2,000. In engaging for these additional services, the Audit Committee considered whether the provision of these services was compatible with maintaining independence.

Audit Committee of the Board of Directors Gary D. Becker, Chairman Justin L. Ferrero Stephen M. Wagner

10

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        General

        The Compensation Committee has furnished the following report on the Company’s executive compensation policies. This report describes the Compensation Committee’s policies applicable to the compensation of the Company’s Executive Officers and provides specific information regarding the compensation of the Company’s Chief Executive Officer. (The information contained in this “Compensation Committee Report on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

        The Compensation Committee currently is comprised of three outside Directors, Messrs. Cooke (Chairman), Becker and Wagner, and administers and oversees all aspects of the Company’s Executive Compensation Policy and reports its determinations to the Board of Directors. The Compensation Committee’s overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of the Company’s compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

        Compensation Philosophy

        The Company’s executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company’s business, to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Compensation Committee believes the compensation policies should operate in support of these objectives and should emphasize a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

        Elements of Compensation

        Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company’s compensation practices to a group of comparative companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

        The key elements of the Company’s executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

        Base Salary. Base salaries for executives are determined initially by evaluating the executive’s level of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

        Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive’s efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers and vendors and demonstrating leadership abilities among co-workers. Mr. Holmes received a base salary of $375,000 from the Company in fiscal 2002.

        Annual Incentive. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company performance versus expectations, as well as individual accomplishments. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company’s performance versus expectations and individual accomplishments require subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company’s development. Mr. Holmes did not receive an incentive payment from the Company for fiscal 2002.

        Long-Term Incentive. The Company’s long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Compensation Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company’s 1996 Employee Comprehensive Stock Plan, in the form of stock options and restricted stock awards.

        In keeping with the Company’s commitment to provide a total compensation package that favors at-risk components to pay, long-term incentives comprise an appreciable portion of an executive’s total compensation package. When awarding long-term incentives, the Compensation Committee considers executives’ respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparative companies. Again, the Compensation Committee does not utilize formal mathematical formulae when determining the number of options and/or shares granted to executives.

        Restricted Stock

        Officers and full-time employees of the Company, including directors who are also full-time employees, are eligible for awards of restricted stock under the Employee Comprehensive Stock Plan (as hereinafter defined). The number of shares of Common Stock to be awarded to an employee and other terms of the award are determined by the Compensation Committee, which administers the Employee Comprehensive Stock Plan. Each award is evidenced by an agreement that sets forth the terms and conditions of the restricted stock grant, including the vesting schedule. The Employee Comprehensive Stock Plan provides for certain vesting upon death, permanent disability, retirement, termination for good reason by the employee and upon a change of control. The restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year but not greater than two years. The employee, as owner of the restricted stock, has all rights of a stockholder including voting rights and the right to receive cash dividends, if any. Mr. Holmes did not receive a restricted stock award from the Company in fiscal 2002.

        Stock Options

        Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. The design focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company.

        In fiscal 2002, Mr. Holmes received an option to purchase 450,000 shares of Common Stock with an exercise price of $0.35 per share, vesting 25% on each of November 27, 2002, 2003, 2004 and 2005. In determining the number of shares subject to the options granted to Mr. Holmes, the Compensation Committee considered numerous factors, including Mr. Holmes’ experience in leading growth businesses, his long-term dedication to the Company’s success and his present work plan to increase the Company’s value. As of April 8, 2003, Mr. Holmes held options to purchase an additional 2,073,125 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interest of stockholders.

        Executive Compensation Deferral Plan

        The Company offered to certain key employees the ability to defer a portion of their respective salaries, on a pre-tax basis, up to 100% of base compensation, with benefits generally payable upon retirement, disability and termination of employment. The Company may have made certain matching contributions to each participant’s account under such plan with vesting to occur over time; however, the Company had retained the ability to limit its contributions thereunder at any time. The Committee believed that this type of plan provided additional long-term incentive for overall corporate success. During fiscal year 2002, the Company made total matching contributions of approximately $19,300, of which $7,500 was made on behalf of Mr. Holmes.

        The Executive Compensation Deferral Plan was terminated on April 1, 2002.

        Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company’s five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Employee Comprehensive Stock Plan should be excluded from the $1.0 million limitation calculation. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

        Conclusion

        The Compensation Committee believes these executive compensation policies serve the interest of the stockholders and the Company effectively. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future successes, thereby enhancing the value of the Company for the stockholders’ benefit.

Compensation Committee of the Board of Directors C. Lee Cooke Jr., Chairman Gary D. Becker Stephen M. Wagner

13

Summary Compensation Table

The following Summary Compensation Table sets forth certain information concerning compensation of the named Executive Officers of the Company for fiscal 2002.

			Annual Compensation					Long-Term Compensation Awards(1)

Name and Principal Position	Fiscal Year		Salary	Bonus		Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation
Parris H. Holmes, Jr.	2002		$375,000	0		$23,953	(2)	450,000	$201,853	(3)
Chairman of the Board and	2001		$375,000	0		$23,944	(4)	941,667	$211,919	(5)
Chief Executive Officer	2000	(6)	$86,538	0		$5,986		250,000	$50,355	(7)
	2000		$389,421	$200,000	(8)	$54,235	(9)	233,333	$502,760	(10)

David P. Tusa	2002		$192,500	$20,000		$8,081	(11)	200,000	$13,723	(12)
Executive Vice President,	2001		$192,500	$80,000		$18,259	(13)	325,000	$21,543	(14)
Chief Financial Officer and	2000	(6)	$43,750	$175,000	(15)	$2,691		175,000	$3,149	(16)
Corporate Secretary	2000		$181,731	0		$56,495	(17)	6,667	$12,125	(18)

(1)	Messrs. Holmes and Tusa received no restricted stock awards or long-term incentive plan payouts during fiscal years 2002 and 2001, the Transitional Quarter of 2000 and the fiscal year 2000.

(2)	Represents reimbursement to Mr. Holmes during fiscal 2002 for payment of certain taxes.

(3)	Represents $10,000 in 401(k) Retirement Plan contributions, $7,500 in deferred compensation contributions and $184,353 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 2002.

(4)	Includes $9,829 reimbursed to Mr. Holmes during fiscal 2001 for payment of certain taxes.

(5)	Represents $10,500 in 401(k) Retirement Plan contributions, $30,000 in deferred compensation contributions and $171,419 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 2001.

(6)	Represents Transitional Quarter from October 1, 2000 to December 31, 2000.

(7)	Represents $7,500 in deferred compensation contributions and $42,855 in life insurance premiums made or paid on behalf of Mr. Holmes during the Transitional Quarter of 2000.

(8)	Represents a bonus earned in the prior fiscal year but paid in the fiscal year indicated.

(9)	Includes $29,206 reimbursed to Mr. Holmes during fiscal 2000 for the payment of certain taxes.

(10)	Represents $9,781 in 401(k) Retirement Plan contributions, $20,771 in deferred compensation contributions, $172,000 in life insurance premiums made or paid on behalf of Mr. Holmes and $300,208 received by Mr. Holmes for surrender value of certain life insurance policies during fiscal 2000.

(11)	Represents reimbursement to Mr. Tusa during fiscal 2002 for the payment of certain taxes.

(12)	Represents $9,223 in 401(k) Retirement Plan contributions and $4,500 in deferred compensation contributions made or paid on behalf of Mr. Tusa during fiscal 2002.

(13)	Includes $7,495 reimbursed to Mr. Tusa during fiscal 2001 for payment of certain taxes.

(14)	Represents $6,293 in 401(k) Retirement Plan contributions and $15,250 in deferred compensation contributions made or paid on behalf of Mr. Tusa during fiscal 2001.

(15)	Represents a bonus earned in fiscal 2000 but paid during the Transitional Quarter of 2000.

(16)	Represents $1,649 in 401(k) Retirement Plan contributions and $1,500 in deferred compensation contributions made or paid on behalf of Mr. Tusa during the Transitional Quarter of 2002.

(17)	Includes $37,290 in relocation related reimbursements to Mr. Tusa during fiscal 2000.

(18)	Represents $4,375 in 401(k) Retirement Plan contributions and $7,750 in deferred compensation contributions made or paid on behalf of Mr. Tusa during fiscal 2000.

Employment Agreements

        The Company entered into an Amended and Restated Employment Agreement with Parris H. Holmes, Jr. in November 2001. The Agreement provides for a five-year term, subject to automatic extension for an additional one-year term on each one-year anniversary of the Agreement unless terminated early as provided therein, including termination by the Company for “cause” (as defined in the Employment Agreement) or termination by Mr. Holmes for “good reason” (as defined in the Employment Agreement). This Employment Agreement provides for an annual, calendar year base salary of $375,000 and an incentive bonus at the discretion of the Compensation Committee. This Agreement also provides for a company-paid automobile allowance, club memberships, certain tax reimbursements and other benefits.

        The Company entered into split-dollar life insurance agreements with trusts beneficially owned by Mr. Holmes, pursuant to which the Company pays the premiums on insurance policies that provide a total death benefit of approximately $5.5 million over a 60 month period beginning November 1, 2001. If Mr. Holmes leaves the Company for good cause, terminates without cause, change of control or is permanently disabled, the Company would continue to pay the premiums of the policy, one-third on each of November 1, 2002, 2003 and 2004. Upon the death of Mr. Holmes or the cancellation of the split-dollar agreement, the Company is entitled to receive repayment of its premiums paid under the policy out of any cash value or death benefits payable under the policy.

        The Employment Agreement also provides that, if the Company terminates Mr. Holmes’ employment without cause (including the Company’s election to not extend the Employment Agreement at any renewal date) or if he resigns his employment for “good reason”, he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the five-year term of his Agreement then in effect and without giving effect to any further extension (a maximum payment of approximately $1,875,000), continuation of his benefits through the unexpired term of his Employment Agreement and vesting of all outstanding stock options, which options would remain exercisable for the longer of the remainder of the exercise period established under the option agreement or three years following the date of termination. Upon death or permanent disability, Mr. Holmes would receive his then effective salary for 60 months and Company paid premiums for 60 months.

        The Employment Agreement with Mr. Holmes provides that if, at any time within 24 months of a change of control, he ceases to be an employee of the Company (or its successor) by reason of (i) termination by the Company without “cause” (as defined in the Employment Agreement), or (ii) voluntary termination by the employee for “good reason upon change of control” (as defined in the Employment Agreement), in addition to the severance stated above, he will be entitled to receive (a) an additional payment, if any, that, when added to all other payments received in connection with a change of control, will result in the maximum amount allowed to be paid to an employee without triggering an excess parachute payment (as defined by the Internal Revenue Code), and (b) a payment or payments equaling the amount of any taxes and interest imposed on any payment or distribution by the Company to the employee upon termination under (i) or (ii) above that constitutes an excess parachute payment.

        The Company entered into an Amended Employment Agreement with David P. Tusa in November 2001. This Agreement expires eighteen months from its effective date, subject to automatic extension of successive eighteen-month terms unless the Company elects not to extend the Employment Agreement. The Employment Agreement is subject to early termination as provided therein, including termination by the Company for “cause” (as defined in the Employment Agreement) or terminated by Mr. Tusa for “good reason” (as defined in the Employment Agreement). Mr. Tusa’s annual base salary under the Employment Agreement is $192,500. The Employment Agreement provides for incentive bonuses at the discretion of the Compensation Committee. This Agreement also provides for a company-paid automobile allowance, club memberships, certain tax reimbursements and other benefits.

        The Employment Agreement of Mr. Tusa provides that, if the Company terminates his employment without cause (including the Company’s election to not extend the Employment Agreement at any renewal date) or if he resigns his employment for “good reason” (as defined in his Employment Agreement), he will be entitled to a lump-sum payment equal to eighteen months of his then effective annual base salary, currently $288,750, and continuation of his benefits through the severance period. After August 1, 2004, Mr. Tusa would be entitled to a lump-sum payment equal to twenty-four months of his then effective annual base salary and continuation of his benefits through the severance period.

        The Employment Agreement provides that if, at any time within 24 months of a change of control, Mr. Tusa ceases to be an employee of the Company (or its successor) by reason of (i) termination by the Company (or its successor) without “cause” (as defined in the Employment Agreement), or (ii) voluntary termination by the employee for “good reason upon change of control” (as defined in the Employment Agreement), he will be entitled to receive a lump-sum payment in the amount equal to 24 months of his then effective annual base salary, continuation of his benefits for 24 months from such termination and vesting of all outstanding stock options.

        A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company’s then outstanding securities is acquired, directly or indirectly, (ii) at any time during the 24 month period after a tender offer, merger, consolidation, sale of assets or contested election or any combination of such transactions, at least a majority of the Company’s Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such transaction), (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation that would result in the voting securities of the Company outstanding, immediately prior to continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding, immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all, or substantially all, of the Company’s assets.

Stock Option Grants in Fiscal 2002

        The following table provides certain information related to options granted by the Company to the named Executive Officers during fiscal 2002 pursuant to the Employee Comprehensive Stock Plan.

	Individual Grants
Name	Number of Securities Underlying	% of Total Options Granted to Employees		Exercise	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
	Options Granted	in Fiscal Year		Price Per Share		5%	10%
Parris H. Holmes, Jr.	450,000	57.0	%(2)	$ 0.35	11/27/09	$ 64,118	$ 149,423
David P. Tusa	200,000	25.3	%(2)	$ 0.35	11/27/09	$ 28,497	$ 66,410

(1)	The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant, as determined by the Board, appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company’s estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

(2)	The percentage of total options is calculated using the total options granted to employees during fiscal 2002.

16

Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Values

        The following table provides information related to options of New Century exercised by the named Executive Officers of the Company during fiscal 2002 and the number and value of New Century options held at December 31, 2002.

			Number of Securities Underlying Unexercised Options at FY-End				Value(2) of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired on Exercise	Value Realized(1)	Exercisable		Unexercisable		Exercisable	Unexercisable
Parris H. Holmes, Jr	-0-	$ -0-	2,062,500	(3)	795,833	(4)	$ -0-	$ -0-

David P. Tusa	-0-	$ -0-	519,585		337,082		$ -0-	$ -0-

(1)	Market value of the underlying securities at exercise date, minus the exercise price.

(2)	Market value of the underlying securities at December 31, 2002 ($0.26), minus the exercise price.

(3)	Includes 331,249 exercisable options options held by Mr. Holmes’ spouse at December 31, 2002.

(4)	Includes 2,084 unexercisable options held by Mr. Holmes’ spouse at December 31, 2002.

17

PERFORMANCE GRAPH

        The Company’s Common Stock has been traded publicly since August 5, 1996. Prior to such date, there was no established market for its Common Stock. In order to accurately reflect a comparison of the Company’s performance with peer issuers, the Company has selected in good faith, peer issuers of Princeton eCom Corporation, the investment in which the Company’s holds a 38% interest. The peer group is comprised of six (6) data processing companies with similar standard industrial classification codes as Princeton, whose stock is traded on the Nasdaq and New York Stock Exchange markets. The following Performance Graph compares the Company’s cumulative total stockholder return on its Common Stock from September 1996 through December 31, 2002, with the cumulative total return of the S&P 500 Index and the S&P Services (Data Processing) Index over the same period. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at September 1996 and that all dividends were reinvested.

The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

FURTHER INFORMATION

Employee Benefit Plans

        New Century Equity Holdings Corp. 401(k) Retirement Plan

        The Company maintains the New Century Equity Holdings Corp. 401(k) Retirement Plan (the “401(k) Retirement Plan”). Participation in the 401(k) Retirement Plan is offered to all employees of the Company who are 21 years of age and who have completed six months of service during which they worked at least 500 hours (collectively, the “Participants”).

        The 401(k) Retirement Plan is a 401(k) plan, a form of defined contribution plan, which provides that Participants may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. During fiscal 2002, the Company made matching contributions equal to 100% of the first 5% of a Participant’s compensation contributed as salary deferral. The Company may from time to time, make additional discretionary contributions at the sole discretion of the Company’s Board of Directors. The discretionary contributions, if any, are allocated to Participants’ accounts based on a discretionary percentage of the Participants’ respective salary deferrals. During fiscal 2002, the Company made no additional discretionary contributions to the 401(k) Retirement Plan.

        1996 Employee Comprehensive Stock Plan

        The Company has adopted the New Century Equity Holdings Corp. 1996 Employee Comprehensive Stock Plan (the “Employee Stock Plan”). The Employee Stock Plan provides for (i) the grant of incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code, (ii) the grant of non-qualified stock options (“NQSOs”) that do not qualify under Section 422 of the Code, and (iii) the award of shares of restricted stock of the Company. Under the terms of the Employee Stock Plan, 14,500,000 shares of Common Stock have been reserved for the granting of options and awards of restricted stock. At December 31, 2002, options to purchase 6,710,073 shares were outstanding under the Employee Stock Plan. If any option or award granted under the Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

        The Employee Stock Plan is administered by the Compensation Committee. The Employee Stock Plan grants broad authority to the Compensation Committee to grant options or award restricted shares to full-time employees and officers of the Company and its subsidiaries (a total of six eligible individuals at December 31, 2002), to determine the number of shares subject to options or awards and to provide for the appropriate periods and methods of exercise and requirements regarding the vesting of options and awards of restricted shares. The option price per share with respect to each option shall be determined by the Compensation Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. The options are issued to the employees for a term of seven years. An ISO may be granted to a participant only if such participant, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or a subsidiary. The preceding restriction shall not apply, if at the time the option is granted, the option price is at least 110% of the fair market value of the Common Stock subject to the option and such option by its terms, is not exercisable after the expiration of five years from the date of grant. The aggregate fair market value of the stock (determined at the time the option is granted) with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under all plans of New Century and of any parent or subsidiary), shall not exceed $100,000. There is no price requirement for NQSOs, other than the option price must exceed the par value of the Common Stock. The Compensation Committee may permit the option purchase price to be payable by transfer to New Century of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

        The Employee Stock Plan permits the Compensation Committee to make awards of restricted shares of Common Stock that are subject to a designated period during which such shares of Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, which period shall not be less than one (1) year nor more than two (2) years from the date of grant. As a condition to any award, the Compensation Committee may require an employee to pay to the Company the amount (such as the par value of such shares) required to be received by New Century in order to assure compliance with applicable state law. Any award for which such requirement is established shall automatically expire if not purchased in accordance with the Compensation Committee’s requirements within 60 days after the date of grant. The Compensation Committee may, at any time, reduce the restricted period with respect to any outstanding shares of restricted stock and any retained distributions with respect thereto awarded under the Employee Stock Plan. Shares of restricted stock awarded under the Employee Stock Plan shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

        Each employee has the right to vote the restricted stock held by such employee, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted stock, subject to certain exceptions. Unless otherwise provided in the agreement relating to an award, upon the occurrence of a change of control, as defined in the Employee Stock Plan, all restrictions imposed on the employee’s restricted stock and any retained distributions, shall automatically terminate and lapse and the restricted period shall terminate; provided, however, that if the change of control occurs within six months of the date of grant, the restrictions and the restricted period shall terminate on the six-month anniversary of the date of grant.

        1999 CommSoft Acquisition Stock Option Plan

        In December 1998, in connection with the Company’s acquisition of Communications Software Consultants, Inc. (“CommSoft”), the Company adopted the Billing Concepts Corp. 1999 CommSoft Acquisition Stock Option Plan (the “CommSoft Employee Stock Plan”). The CommSoft Employee Stock Plan provides for the grant of NQSOs. Under the terms of the CommSoft Employee Stock Plan, 173,153 shares of Common Stock were reserved for the granting of options. At December 31, 2002, options to purchase 3,359 shares were outstanding under the CommSoft Employee Stock Plan.

        The CommSoft Employee Stock Plan is administered by the Compensation Committee. The CommSoft Employee Stock Plan granted authority to the Compensation Committee to grant options to those employees of CommSoft holding stock options to purchase shares of Class B common stock, $0.001 par value, of CommSoft on the closing date of the Company’s acquisition of all of the issued and outstanding capital stock of CommSoft under the terms of the Plan of Merger and Acquisition Agreement (the “Merger Agreement”). The Merger Agreement closed on December 18, 1998, at which date 88 former employees of CommSoft were eligible for grants under the CommSoft Employee Stock Plan. In addition, the Committee has the authority to determine methods of exercise. The option price per share with respect to each option was determined by a formula set forth in the Merger Agreement. The Compensation Committee may permit the option purchase price to be payable by transfer to New Century of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

        1996 Employee Stock Purchase Plan

        The Company adopted the New Century Equity Holdings Corp. 1996 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan allowed employees of the Company and its subsidiaries to purchase Common Stock at regular intervals by means of wage and salary deferrals on a tax-favored basis.

        Every employee of the Company and its subsidiaries were eligible to participate in the Employee Stock Purchase Plan on a voluntary basis with the exception of (i) employees who had not completed at least six months of continuous service with New Century as of the applicable enrollment date, and (ii) employees who would have, immediately upon enrollment, owned directly or indirectly, or held purchase rights, options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary. To have participated in the Employee Stock Purchase Plan, eligible employees must have enrolled in the Employee Stock Purchase Plan and authorized payroll deductions pursuant to the Employee Stock Purchase Plan.

        Enrollment in the Employee Stock Purchase Plan constituted a grant by the Company to the participant of the right to purchase shares of Common Stock. The aggregate number of shares that may have been issued under the Employee Stock Purchase Plan must not have exceed 2,000,000 shares of New Century Common Stock, subject to adjustment as provided in the Employee Stock Purchase Plan. The purchase price per share is the lesser of (i) 85% of the fair market value of the Common Stock on the first day of the applicable participation period, or (ii) 85% of the fair market value of the Common Stock on the last day of such participation period. The number of shares purchased is determined by dividing the total amount of payroll deductions withheld from a participant’s paychecks during a participation period by the purchase price. The aggregate of monthly payroll deductions cannot exceed $10,625 for each participant in any six-month participation period. At the end of each offering period, the applicable number of shares of Common Stock was automatically purchased for the participant.

        Effective February 1, 2002, the Company discontinued the Employee Stock Purchase Plan.

        Executive Compensation Deferral Plan

        The Company adopted the New Century Equity Holdings Corp. Executive Compensation Deferral Plan (the “Executive Deferral Plan”). Participation in the Executive Deferral Plan was offered to certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate in the Executive Deferral Plan (“Executive Deferral Participants”).

        The Executive Deferral Plan was a deferred compensation plan that provided the Executive Deferral Participants the opportunity to make voluntary salary deferral contributions, on a pre-tax basis, in equal monthly amounts of up to 100% of his or her base compensation (“Voluntary Deferral Contribution”). The Executive Deferral Plan provided for matching contributions by the Company (“Company Deferral Contribution”) of 100% of the Voluntary Deferral Contribution up to a maximum monthly contribution of $1,500, except that the maximum monthly Company Deferral Contribution for the Chief Executive Officer was $2,500. However, the Company reserved the right, at any time, to decrease the Company Deferral Contribution or provide no Company Deferral Contribution whatsoever for any plan year. The Participants could invest Voluntary Deferral Contributions and Company Deferral Contributions in mutual funds selected by the Company from time to time. The Company made approximately $19,300 in Company Deferral Contributions to this plan during fiscal 2002.

        Effective July 1, 2000, the Executive Deferral Plan was amended to provide that Participants vested immediately in their Deferral Contributions. Benefits generally were payable to a New Century Executive Deferral Participant (or his or her beneficiaries) upon retirement, disability, termination of employment (other than for cause) or death, in each case as provided in the Executive Deferral Plan.

        Effective April 1, 2002, the Company’s Executive Compensation Deferral Plan was terminated.

        Executive Qualified Disability Plan

        The Company has adopted the New Century Equity Holdings Corp. Executive Qualified Disability Plan (the “Disability Plan”). The Disability Plan provides long-term disability benefits for certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate. Benefits under the Disability Plan are provided directly by the Company based on definitions, terms and conditions contained in the Disability Plan documents. Benefits under the Disability Plan supplement benefits provided under the Company’s insured long-term disability plan. As of December 31, 2002, there were two (2) participants in the Executive Qualified Disability Plan.

PROPOSALS FOR THE 2004 ANNUAL MEETING

        Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), and intended to be presented at the Company’s 2004 Annual Meeting of Stockholders must be received by the Company and addressed to the Corporate Secretary at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216, no later than December 16, 2003 to be considered for inclusion in the Company’s proxy materials for that meeting. After December 16, 2003, notice to the Company of a stockholder proposal will be considered untimely and the person named in proxies solicited by the Board of Directors of the Company for its 2004 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal.

        Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. A Stockholder may recommend a proposal to bring before the 2004 Annual Meeting by providing written notice in a timely manner to the Secretary of the Company, at the address set forth above, setting forth the following information: (a) a brief description of the proposal to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the stockholder making the proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder; and (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice. To be timely, notice must be received by the Company (a) in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the date of New Century’s proxy materials for the previous year’s annual meeting, or (b) in the case of a special meeting, not less than the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. No business shall be conducted at a meeting except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman or other Officer presiding at a meeting determines that the stockholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting.

        The provisions of the foregoing will be subject to the Rules of the Commission with respect to stockholder proposals so long as the Common Stock remains listed on the Nasdaq National Market or is listed on a national securities exchange or is otherwise required to be registered under the Exchange Act. Any stockholder proposal that is submitted in compliance with such rules and is required by such rules to be set forth in the Proxy Statement of the Company, will be set forth despite the requirements of the Bylaws of the Company with respect to the timing and form of notice for such proposals.

OTHER MATTERS

        As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

        The cost of preparing, assembling and mailing this proxy-soliciting material is paid by the Company. In addition to solicitation by mail, New Century directors, officers and employees may solicit proxies by telephone or other means of communication. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries that hold the voting securities of record, for the forwarding of solicitation materials to be beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

By order of the Board of Directors, /s/ DAVID P. TUSA David P. Tusa Corporate Secretary

April 15, 2003 23